Exhibit 4.2

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”) OR ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER THE 1933 ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

WARRANT TO PURCHASE 5,500 SHARES

OF THE COMMON STOCK OF

CDT ACQUISITION CORP.

EFFECTIVE DATE: August 12, 2000

EXPIRATION DATE: August 12, 2007

This certifies that HEIDRICK & STRUGGLES, INC. or its transferees or assigns as permitted by Section 6 hereof (each individually, the “Holder”), for the agreed upon value of $1.00 and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, shall be entitled to purchase from CDT ACQUISITION CORP., a Delaware corporation (the “Company”), having its principal place of business at c/o Kelso & Company, 320 Park Avenue, 24th Floor, New York, New York 10022, a maximum of 5,500 fully paid and nonassessable shares of the Company’s Common Stock (“Common Stock”) for cash at a price equal to $10.43 per share (the “Exercise Price”) at any time, or from time to time, up to and including 5:00 p.m. Pacific time on the Expiration Date, upon the surrender to the Company at its principal place of business (or at such other location as the Company may advise the Holder in writing) of this Warrant properly endorsed, a Form of Subscription in substantially the form attached hereto duly filled in and signed, and, as applicable, upon payment in cash or by check of the aggregate Exercise Price for the number of shares for which this Warrant is being exercised determined in accordance with the provisions hereof, or the surrender of the right to acquire the number of shares of Common Stock determined in accordance with Section 1.2. The Exercise Price and the number of shares of Common Stock purchasable hereunder are subject to adjustment as provided in Section 3 of this Warrant.

The Warrant is being issued pursuant to the Agreement between the Company and the Holder dated as of April 19, 2000 (the “Letter Agreement”). This Warrant is subject to the following terms and conditions:

1. EXERCISE; ISSUANCE OF CERTIFICATES; PAYMENT FOR SHARES.

1.1 General. This Warrant is exercisable at the option of the holder of record hereof at any time or from time to time, up to the Expiration Date for all or any part of the shares of Common Stock (but not for a fraction of a share) which may be purchased hereunder. The Company agrees that the shares of Common Stock purchased under this Warrant shall be and are deemed to be issued to the Holder hereof as the record owner of such shares as of the close of business on the date on which this Warrant, properly endorsed, the completed and executed Form of Subscription and appropriate payment for such shares shall have each been delivered to the

Company at its principal place of business. Certificates for the shares of Common Stock so purchased, together with any other securities or property to which the Holder is entitled upon such exercise, shall be delivered to the Holder by the Company at the Company’s expense within a reasonable time after the rights represented by this Warrant have been so exercised, and in any event, within 5 business days of such exercise. In case of a purchase of less than all the shares which may be purchased under this Warrant, the Company shall cancel this Warrant and execute and deliver a new Warrant or Warrants of like tenor for the balance of the shares purchasable under the Warrant surrendered upon such purchase to the Holder hereof within a reasonable time. Each stock certificate so delivered shall be in such denominations of Common Stock as may be requested by the Holder hereof and shall be registered in the name designated by such Holder.

1.2 Net Issue Exercise. The Holder agrees that it cannot “net issue exercise” this Warrant in accordance with the provisions of this section, except in connection with the following: (i) the Company’s Initial Public Offering (which is defined as meaning the effectiveness of the filing of the first registration statement under the 1933 Act, or any similar federal statute and the rules and regulations of the SEC thereunder, all as the same shall be in effect at any particular time) or (ii) an Organic Change (as defined in Section 3.3 below) where the surviving entity is public or where the Company is forced to exercise the Warrant in connection with the Organic Change. Subject to the foregoing, if the fair market value of one share of the Company’s Common Stock is greater than the Exercise Price (at the date of calculation as set forth below), in lieu of exercising this Warrant for cash, the Holder may elect a “Net Issue Exercise” pursuant to which it will receive shares equal to the value (as determined below) of this Warrant (or the portion thereof being exercised) by surrender of this Warrant at the principal office of the Company together with the properly endorsed Form of Subscription and notice of such election in which event the Company shall issue to the Holder a number of shares of Common Stock computed using the following formula:

X =	Y (A-B)
A

Where X = the number of shares of Common Stock to be issued to the Holder

Y =	the number of shares of Common Stock purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being exercised (at the date of such exercise)

A =	the fair market value of one share of the Company’s Common Stock (at the date of such exercise)

B =	Exercise Price (as adjusted to the date of such exercise).

For purposes of the above calculation, the fair market value of one share of Common Stock shall be determined by the Company’s Board of Directors in good faith; provided, however, that where there is a public market for the Company’s Common Stock, the fair market value per share shall be the average of the closing prices of the Company’s Common Stock quoted on the Nasdaq

National Market (or similar system) or on any exchange on which the Common Stock is listed, whichever is applicable, over the 5 trading day period ending on the trading day immediately preceding the day the Warrant is being exercised.

2. SHARES TO BE FULLY PAID; RESERVATION OF SHARES. The Company covenants and agrees that all shares of Common Stock which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable and free from all preemptive rights of any shareholder and free of all taxes, liens and charges with respect to the issue thereof. The Company further covenants and agrees that, during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized and reserved, for the purpose of issue or transfer upon exercise of the subscription rights evidenced by this Warrant, a sufficient number of shares of authorized but unissued Common Stock, or other securities and property, when and as required to provide for the exercise of the rights represented by this Warrant. The Company will take all such action as may be necessary to assure that such shares of Common Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any domestic securities exchange upon which the Common Stock may be listed; provided, however, that the Company shall not be required to effect a registration under Federal or State securities laws with respect to such exercise.

3. ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF SHARES. The Exercise Price and the number of shares purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the occurrence of certain events described in this Section 3. Upon each adjustment of the Exercise Price, the Holder of this Warrant shall thereafter be entitled to purchase, at the Exercise Price resulting from such adjustment, the number of shares obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of shares purchasable pursuant hereto immediately prior to such adjustment, and dividing the product thereof by the Exercise Price resulting from such adjustment.

3.1 Subdivision or Combination of Stock. In case the Company shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock of the Company shall be combined into a smaller number of shares (by reverse stock split or otherwise), the Exercise Price in effect immediately prior to such combination shall be proportionately increased.

3.2 Dividends in Common Stock, Other Stock, Property, Reclassification. If at any time or from time to time the Holders of Common Stock (or any shares of stock or other securities at the time receivable upon the exercise of this Warrant) shall have received or become entitled to receive, without payment therefor,

(a) Common Stock or any shares of stock or other securities which are at any time directly or indirectly convertible into or exchangeable for Common Stock, or any rights or options to subscribe for, purchase or otherwise acquire any of the foregoing by way of dividend or other distribution,

(b) any cash paid or payable otherwise than as a cash dividend, or

(c) Common Stock or additional stock or other securities or property (including cash) by way of spinoff, split-up, reclassification, combination of shares or similar corporate rearrangement, (other than shares of Common Stock issued as a stock split or adjustments in respect of which shall be covered by the terms of Section 3.1 above), then and in each such case, the Holder hereof shall, upon the exercise of this Warrant, be entitled to receive, in addition to the number of shares of Common Stock receivable thereupon, and without payment of any additional consideration therefor, the amount of stock and other securities and property (including cash in the cases referred to in clause (b) above and this clause (c)) which such Holder would hold on the date of such exercise had he been the holder of record of such Common Stock as of the date on which holders of Common Stock received or became entitled to receive such shares or all other additional stock and other securities and property.

3.3 Reorganization, Consolidation, Merger or Sale. If any recapitalization or reorganization of the capital stock of the Company, or any consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets or other transaction shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, or other assets or property (an “Organic Change”), then lawful and adequate provisions shall be made by the Company whereby the Holder hereof shall thereafter have the right to purchase and receive (in lieu of the shares of the Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented by this Warrant) such shares of stock, securities or other assets or property as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore purchasable and receivable upon the exercise of the rights represented by this Warrant. In the event of any Organic Change, appropriate provision shall be made by the Company with respect to the rights and interests of the Holder of this Warrant to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Exercise Price and of the number of shares purchasable and receivable upon the exercise of this Warrant) shall thereafter be applicable, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise hereof. Prior to the consummation of any such consolidation, merger or sale, the successor entity (if other than the Company) resulting from such consolidation or the corporation purchasing such assets shall assume by written instrument reasonably satisfactory in form and substance to the Holders executed and mailed or delivered to the registered Holder hereof at the last address of such Holder appearing on the books of the Company, the obligation to deliver to such Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Holder may be entitled to purchase.

3.4 Notices of Change.

(a) Immediately upon any adjustment in the number or class of shares subject to this Warrant and/or of the Exercise Price, the Company shall give written notice thereof to the Holder, setting forth in reasonable detail and certifying the calculation of such adjustment.

(b) The Company shall give written notice to the Holder at least 30 business days prior to the date on which an Organic Change will take place.

4. ISSUE TAX. The issuance of certificates for shares of Common Stock upon the exercise of the Warrant shall be made without charge to the Holder of the Warrant for any issue tax (other than any applicable income taxes) in respect thereof; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the then Holder of the Warrant being exercised.

5. NO VOTING OR DIVIDEND RIGHTS; LIMITATION OF LIABILITY. Nothing contained in this Warrant shall be construed as conferring upon the Holder hereof the right to vote or to consent or to receive notice as a shareholder of the Company or any other matters or any rights whatsoever as a shareholder of the Company. No dividends or interest shall be payable or accrued in respect of this Warrant or the interest represented hereby or the shares purchasable hereunder until, and only to the extent that, this Warrant shall have been exercised. No provisions hereof, in the absence of affirmative action by the holder to purchase shares of Common Stock, and no mere enumeration herein of the rights or privileges of the holder hereof, shall give rise to any liability of such Holder for the Exercise Price or as a shareholder of the Company, whether such liability is asserted by the Company or by its creditors.

6. TRANSFER.

6.1 Prior to the closing of a public offering pursuant to a registration statement under the 1933 Act (a “Registration”), that covers (together with prior Registrations) (i) not less than 50% of the outstanding shares of Common Stock, on a fully diluted basis, or (ii) shares of Common Stock that, after the closing of such public offering, will be traded on the New York Stock Exchange, the American Stock Exchange or the National Association of Securities Dealers Automated Quotation System, the Holder may not, directly or indirectly, sell, assign, mortgage, transfer, pledge, hypothecate or otherwise dispose of or transfer (collectively, “Transfer”) this Warrant or any shares of Common Stock issuable upon exercise of this Warrant or any interest therein, except for (x) Transfers which, prior thereto, the Company shall have consented to in writing, (y) Transfers pursuant to Section 6.2 below or (z) Transfers to Peter Breen, Mark Longeran or Pat Pittard or Transfers to an Affiliate (as defined in Section 6.2 below) of Heidrick & Struggles, where Heidrick & Struggles owns more than 50% of the Affiliate; provided that the total number of Holders of this Warrant or any shares of Common Stock issuable upon exercise of this Warrant or any interest therein may not exceed 10.

6.2 In the event that (i) any of Kelso Investment Associates VI, L.P. (“KIA VI”), KEP VI, LLC (“KEP VI” and together with KIA VI, “Kelso”) or any of their respective Affiliates (as defined below) who holds shares of Common Stock (a “Selling Stockholder”) intends to sell any shares of Common Stock to a third party or parties unaffiliated with Kelso or (ii) in the event that KIA VI has approved the sale of the Company, whether by merger, consolidation, sale of all or substantially all of its assets, recapitalization or otherwise, each Holder who holds shares of Common Stock, upon the request of Kelso, will consent to and raise no objections against such transaction (and shall waive any rights of appraisal) and shall fully cooperate with and take all necessary and desirable actions in connection with the consummation of such transaction, including, without limitation, executing a purchase agreement in the form approved by KIA VI. If the transaction involves a sale of stock, each Holder who holds shares of Common Stock shall agree to sell that number of shares equal to the product of (a) the aggregate number of shares of Common Stock then held by such Holder times (b) a fraction, the numerator of which is the aggregate number of shares of Common Stock being sold by the Selling Stockholders in such sale and the denominator of which is the aggregate number of shares of Common Stock then held by all Selling Stockholders. Such sale shall be for a purchase price per share of Common Stock and on other terms and conditions not less favorable to each Holder than those applicable to the Selling Stockholders; provided however, that the form of consideration to be received by the Selling Stockholders may be different from that received by the Holder so long as the value of the consideration to be received by the Selling Stockholders is the same or less than that to be received by the Holder (as reasonably determined by the Board in good faith, excluding members of the Board who are designees of the Selling Stockholders). For purposes of this Section 6.1 and Section 6.2:

“Affiliate” shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

“Person” shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

6.3 Notwithstanding anything in this Warrant to the contrary, the Holder agrees that it will not transfer any shares of Common Stock that it receives upon the exercise of this Warrant for 180 days after any public offering of Common Stock (or security convertible into Common Stock) by the Company unless the managing underwriter for such offering decides such restriction is unnecessary, and the Holder agrees to execute any agreement or document reasonably requested by any such underwriter which relates to such restriction.

7. RIGHTS AND OBLIGATIONS SURVIVE EXERCISE OF WARRANT. The rights and obligations of the Company, of the holder of this Warrant and of the holder of shares of Common Stock issued upon exercise of this Warrant, shall survive the exercise of this Warrant.

8. FURTHER REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY.

8.1 Certificate of Incorporation and By-Laws. Upon request of the Holder, the Company shall make available true, complete and correct copies of its Certificate of Incorporation and By-laws, as amended, through the date hereof.

8.2 Due Authority. The execution and delivery by the Company of this Warrant and the performance of all obligations of the Company hereunder, including the issuance to Holder of the right to acquire the shares of Common Stock, have been duly authorized by all necessary corporate action on the part of the Company, and the Warrant is not inconsistent with the Company’s Certificate of Incorporation or By-Laws, as amended, through the date hereof, and constitutes a legal, valid and binding agreement of the Company, enforceable in accordance with its terms.

8.3 Consents and Approvals. No consent or approval of, giving of notice to, registration with, or taking of any other action in respect of any state, federal or other governmental authority or agency is required with respect to the execution, delivery and performance by the Company of its obligations under this Warrant, except for any filing required by applicable federal and state securities laws, which filing will be effective by the time required thereby.

8.4 Issued Securities. All issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. All outstanding shares of capital stock were issued in full compliance with all federal and state securities laws.

8.5 Compliance with Rule 144. At any time after the Company registers with the Securities and Exchange Commission (“SEC”) pursuant to Section 12 of the 1933 Act or files reports pursuant to Section 15(d) of the SEC, or at any time when a Registration covering the Common Stock to be issued upon exercise of this Warrant is in effect, at the written request of the Holder who proposes to sell Common Stock issuable upon the exercise of the Warrant in compliance with Rule 144 promulgated by the SEC, the Company shall furnish to the Holder, within 30 days after receipt of such request, a written statement describing the Company’s compliance with the filing requirements of the SEC as set forth in such Rule, as such Rule may be amended from time to time.

9. REPRESENTATIONS AND COVENANTS OF THE HOLDER.

This Warrant has been entered into by the Company in reliance upon the following representations and covenants of the Holder:

9.1 Investment Purpose. The Warrant and the Common Stock issuable upon exercise of the Warrant will be acquired for investment and not with a view to the sale or distribution of any part thereof, and the Holder has no present intention of selling or engaging in any public distribution of the same except pursuant to a registration or exemption pursuant to the 1933 Act.

9.2 Private Issue. The Holder understands (i) that the Warrant and the Common Stock issuable upon exercise of this Warrant are not registered under the 1933 Act or qualified under applicable state securities laws on the ground that the issuance contemplated by this Warrant will be exempt from the registration and qualifications requirements thereof pursuant to Section 4(2) of the 1933 Act and any applicable state securities laws, and (ii) that the Company’s reliance on such exemption is predicated on the representations set forth in this Section 9.

9.3 Disposition of Holder’s Rights. In no event will the Holder make a disposition of the Warrant or the Common Stock issuable upon exercise of the Warrant unless and until (i) the Holder is permitted to do so under Section 6 of this Agreement, (ii) it shall have notified the Company of the proposed disposition, (iii) any transferee shall have agreed in writing to be bound by the transfer restrictions set forth in this Warrant pursuant to an instrument reasonably satisfactory in substance and form to the Company and (iv) if requested by the Company, it shall have furnished the Company with an opinion of counsel (which counsel may either be inside or outside counsel to the Holder) satisfactory to the Company and its counsel to the effect that (A) appropriate action necessary for compliance with the 1933 Act has been taken, or (B) an exemption from the registration requirements of the 1933 Act is available. Notwithstanding the foregoing but subject to the terms and provisions of Section 6 of this Agreement, the restrictions imposed upon the transferability of any of the Holder’s rights to acquire Common Stock or Common Stock issuable on the exercise of such rights do not apply to transfers from the beneficial owner of any of the aforementioned securities to its nominee or from such nominee to its beneficial owner, and shall terminate as to any particular share of Common Stock when (1) such security shall have been effectively registered under the 1933 Act and sold by the holder thereof in accordance with such registration, or (2) such security shall have been sold without registration in compliance with Rule 144 under the 1933 Act, or (3) a letter shall have been issued to the Holder at its request by the staff of the SEC or a ruling shall have been issued to the Holder at its request by the SEC stating that no action shall be recommended by such staff or taken by the SEC, as the case may be, if such security is transferred without registration under the 1933 Act in accordance with the conditions set forth in such letter or ruling and such letter or ruling specifies that no subsequent restrictions on transfer are required. Whenever the restrictions imposed hereunder shall terminate, as hereinabove provided in Section 6.1 or this Section 9.3, the Holder or holder of a share of Common Stock then outstanding as to which such restrictions have terminated shall be entitled to receive from the Company, without expense to such holder, one or more new certificates for the Warrant or for such shares of Common Stock not bearing any restrictive legend.

9.4 Financial Risk. The Holder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment, and has the ability to bear the economic risks of its investment.

9.5 Risk of No Registration. The Holder understands that if the Company does not register with the SEC pursuant to Section 12 of the 1933 Act, or file reports pursuant to Section 15(d) of the 1934 Act, as amended (the “1934 Act”), or if a Registration covering the securities under the 1933 Act is not in effect when it desires to sell (i) the Warrant, or (ii) the Common Stock issuable upon exercise of the Warrant, it may be required to hold such securities for an indefinite period. The Holder also understands that any sale of the Warrant or the Common Stock issuable upon exercise of the Warrant which might be made by it in reliance upon Rule 144 under the 1933 Act may be made only in accordance with the terms and conditions of that Rule.

9.6 Accredited Investor. The Holder is an “accredited investor” within the meaning of Rule 501 of Regulation D under the 1933 Act, as presently in effect.

10. STOCK CERTIFICATE LEGENDS. A copy of this Warrant shall be filed with the Secretary of the Company and kept with the records of the Company. Each certificate representing any shares of Common Stock issued to the Holder upon exercise of this Warrant shall bear the following legends:

“THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS AND UNTIL REGISTERED UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL TO THE STOCKHOLDER, WHICH COUNSEL MUST BE, AND THE FORM AND SUBSTANCE OF WHICH OPINION ARE, SATISFACTORY TO THE ISSUER, SUCH OFFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION, TRANSFER OR OTHER DISPOSITION IS EXEMPT FROM REGISTRATION OR IS OTHERWISE IN COMPLIANCE WITH THE ACT, SUCH LAWS AND THE WARRANT DATED AUGUST 12, 2000, TO PURCHASE 5,500 SHARES OF THE COMMON STOCK, PAR VALUE $.01 PER SHARE, OF THE ISSUER (THE “WARRANT”).”

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND OTHER CONDITIONS, AS SPECIFIED IN THE WARRANT. A COPY OF THE WARRANT IS ON FILE AT THE OFFICE OF THE ISSUER AND WILL BE FURNISHED WITHOUT CHARGE TO THE HOLDER OF SUCH SHARES UPON WRITTEN REQUEST.”

“THE ISSUER WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OR SERIES OF SHARES AUTHORIZED TO BE ISSUED AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS.”

In addition, such certificates will bear such legends as may be required by any state securities laws.

11. MODIFICATION AND WAIVER. This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the same is sought.

12. FULL AND FINAL SATISFACTION. By issuing this Warrant, the Company has satisfied in full any obligations it has to issue any warrants to the Holder pursuant to the Letter Agreement.

13. NOTICES. Any notice, request or other document required or permitted to be given or delivered to the holder hereof or the Company shall be delivered or shall be sent by an established overnight service provider (e.g., Federal Express), or registered or certified mail, postage prepaid, to each such holder at its address as shown on the books of the Company or to the Company at the address indicated therefor in the first paragraph of this Warrant or such other address as either may from time to time provide to the other in accordance with this Section.

14. BINDING EFFECT ON SUCCESSORS. This Warrant shall be binding upon any corporation succeeding the Company by merger, consolidation or acquisition of all or substantially all of the Company’s assets. All of the obligations of the Company relating to the Common Stock issuable upon the exercise of this Warrant shall survive the exercise and termination of this Warrant. All of the covenants and agreements of the Company shall inure to the benefit of the successors and assigns of the Holder hereof as permitted by Section 6 hereof.

15. DESCRIPTIVE HEADINGS AND GOVERNING LAW. The description headings of the several sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. This Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York, without giving effect to principles of conflicts of laws.

16. LOST WARRANTS. The Company represents and warrants to the Holder hereof that upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant, the Company, at its expense, will make and deliver a new Warrant, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant.

17. FRACTIONAL SHARES. No fractional shares shall be issued upon exercise of this Warrant. The Company shall, in lieu of issuing any fractional share, pay the holder entitled to such fraction a sum in cash equal to such fraction multiplied by the then effective Exercise Price.

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its officers, thereunto duly authorized.

CDT ACQUISITION CORP.,
a Delaware corporation

By:	/s/ Stanley deJ Osborne
Name:	Stanley deJ. Osborne
Title:	Vice President

ATTEST:

/s/ James J. Connors
Name:	James J. Connors, II
Title:	Secretary

EXHIBIT A

SUBSCRIPTION FORM

Date:             , 200

CDT Acquisition Corp.

c/o Kelso & Company

320 Park Avenue, 24th Floor

New York, New York 10022

Attn: President

Ladies and Gentlemen:

☐	The undersigned hereby elects to exercise the warrant issued to it by CDT Acquisition Corp. (the “Company”) and dated , 2000 (the “Warrant”) and to purchase thereunder shares of the Common Stock of the Company (the “Shares”) at a purchase price of Dollars ($ ) per Share or an aggregate purchase price of Dollars ($ ) (the “Exercise Price”). Pursuant to the terms of the Warrant the undersigned has delivered the Exercise Price herewith in full in cash or by certified check or wire transfer.

☐	The undersigned hereby elects to convert percent ( %) of the value of the Warrant pursuant to the provisions of Section 1.2 of the Warrant.

Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below:

Name:
Address:

Very truly yours,

By:
Title: